FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS THIRD QUARTER RESULTS

Conference Call and Webcast Scheduled for November 4, 2005 at 9:00 a.m. Central Time

Eugene, Oregon -- November 3, 2005 -- PW Eagle, Inc. (Nasdaq-NMS: "PWEI") today reported its financial results for the three and nine months ended September 30, 2005. A summary of the unaudited results for the three and nine month periods ending September 30, 2005 and 2004 is set forth in the following table:

Summary of Results

(In thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net Sales	$ 176,156	$ 117,941	$ 480,422	$342,710
Gross Profit	28,461	17,605	75,905	51,577
Restructuring and related costs	--	--	--	1,608
Net income (loss)	2,912	(240)	7,892	(1,170)
Basic net income (loss) per share	$ 0.31	$ (0.03)	$ 0.93	$ (0.17)
Diluted net income (loss) per share	$ 0.30	$ (0.03)	$ 0.81	$ (0.17)
Adjustments to reconcile net income (loss) to EBITDA:
Net income (loss)	$ 2,912	$ (240)	$7,892	$ (1,170)
Minority Interest	(36)	(85)	121	(26)
Equity in earnings of unconsolidated affiliate	--	(189)	--	(456)
Interest	4,909	4,655	13,063	11,697
Taxes	2,179	(317)	5,365	(1,022)
Depreciation and amortization	3,033	2,865	9,562	8,172
EBITDA	$ 12,997	$ 6,689	$ 36,003	$17,195

EBITDA is not intended to be an alternative to the financial results under generally accepted accounting principles in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our results of operations.

The reported financial results for the third quarter of 2005 reflect a non-cash charge of $634,000, included in interest expense, related to the increase in the value of a warrant held by the Company's subordinated lender. This increase is directly attributable to the increase in the price of the Company's common stock during the third quarter. Also included in the third quarter 2005 results is a non-cash charge of $745,000 included in interest expense, related to the increase in the value of a warrant held by USPoly's subordinated lender. Both warrants include a put feature and are shown as liabilities included with Other Long-term Liabilities on the accompanying Balance Sheet. The results for the nine months ended September 30, 2005, include a non-cash charge of $2,094,000, included in interest expense, related to the increase in the value of these warrants.

As previously reported, PW Eagle purchased the approximately 27% minority interest in USPoly on October 18, 2005. Holders of USPoly stock received a total of 352,063 shares of PW Eagle common stock and $3,168,566 in cash. USPoly LLC is now a wholly-owned subsidiary of PW Eagle.

As previously reported, USPoly sold its approximately 23% interest in W.L. Plastics Corporation on November 1, 2005. USPoly received $23.5 million cash proceeds from this transaction and expects to record an after-tax gain of approximately $13 million.

Both the W.L. Plastics sale and the acquisition by the Company of the minority interest in USPoly that it did not own took place after the end of the quarter and will be reflected in the fourth quarter 2005 financial statements.

The Company also reported separate financial information for its two operating segments: the PW Eagle PVC business and the USPoly PE business.

Segment Income Statement Information

(In thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	PW Eagle	USPoly	PW Eagle	USPoly
Net Sales	$ 155,081	$ 21,074	$ 418,557	$61,864
Gross Profit	24,331	4,130	65,444	10,461
Net income (loss)	3,008	(132)	7,565	448
Adjustments to reconcile net income to EBITDA:
Net income (loss)	$ 3,008	$ (132)	$7,565	$ 448
Interest	3,638	1,271	10,613	2,450
Taxes	2,236	(57)	5,064	301
Depreciation and amortization	2,395	638	7,581	1,981
EBITDA	$ 11,277	$ 1,720	$ 30,823	$5,180

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries.

Jerry Dukes, President and CEO, stated, "We are extremely pleased with our continued positive performance. Once again we posted record net sales for the quarter and strong earnings. We experienced an increase in demand in September which has continued into the fourth quarter. While we have experienced significant increases in our raw material, energy and freight costs, the strong demand has allowed us to increase prices and margins."

Scott Long, CFO, said, "We have made substantial progress with our debt reduction during the quarter, with total borrowings decreasing by $21 million. Subsequent to the end of the quarter, we used the proceeds from the sale of our interest in W.L. Plastics to further reduce our debt."

Jerry Dukes continued, "Our industry has experienced supply chain disruptions in the aftermath of Hurricanes Katrina and Rita. As a result, resin suppliers imposed allocation programs in line with their ability to produce. However, we have been able to maintain reasonable capacity utilization in our facilities. Feedstock costs as well as natural gas pricing have taken rapid increases which have been passed through in the price of resin. Strong demand and limited supply have resulted in further price and margin increases early in the fourth quarter. While we cannot predict how long these conditions will continue, we do expect that our fourth quarter results will be better than our third quarter results."

Second Quarter 2005 Webcast and Conference Call

PW Eagle will hold its third quarter 2005 webcast and conference call on Friday, November 4, 2005 at 9:00 am Central Time to discuss the third quarter and first nine months of 2005 financial results. The conference call will be available live on the internet at www.pweagleinc.com/investor. The conference telephone number is 800-510-9836, use 98672310 as the passcode to access the call. The call will be archived for one week at 888-286-8010, use 88793950 as the passcode for access.

Forward-Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to the expected after-tax gain on USPoly's sale of its interest in WL Plastics, our expected demand for product, pipe prices and margins, and our results of operations for the fourth quarter of 2005, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. There can be no assurance that the gain from the sale of USPoly's interest in WL Plastics will be realized at the expected level depending upon the finalization of the accounting and tax treatment of the transaction and the release of funds placed in escrow to satisfy any indemnification obligations. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company's business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2005 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

- financials follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)
Three months ended September 30,	Nine months ended September 30,
2005	2004	2005	2004
NET SALES	$176,156	$117,941	$480,422	$342,710
COST OF GOODS SOLD	147,695	100,336	404,517	291,133
Gross profit	28,461	17,605	75,905	51,577
OPERATING EXPENSES:
Freight expense	10,471	7,490	28,005	22,469
Selling expenses	4,418	3,576	12,744	10,415
General and administrative expenses	3,682	2,690	10,553	7,690
Restructuring and related costs	--	--	--	1,608
Other (income) expense, net	(74)	25	(1,838)	372
	18,497	13,781	49,464	42,554

OPERATING INCOME	9,964	3,824	26,441	9,023

INTEREST EXPENSE	4,909	4,655	13,063	11,697

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	5,055	(831)	13,378	(2,674)

Income tax expense (benefit)	2,179	(317)	5,365	(1,022)
Minority interest in (income) loss of USPoly Company	36	85	(121)	26

Equity in undistributed earnings of unconsolidated affiliate, net of tax	--	189	--	456

NET INCOME (LOSS)	$ 2,912	$ (240)	$ 7,892	$(1,170)

EARNINGS (LOSS) PER SHARE:
Basic	$ 0.31	$ (.03)	$ 0.93	$ (0.17)
Diluted	$ 0.30	$ (.03)	$ 0.81	$ (0.17)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	9,247	7,250	8,516	7,027
Diluted	9,855	7,250	9,794	7,027

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)
ASSETS	September 30, 2005	December 31, 2004
CURRENT ASSETS:
Cash and cash equivalents	$ 1,282	$ 986
Accounts receivable, net	77,379	48,660
Inventories	51,443	63,680
Other current assets	3,747	3,139
Total current assets	133,851	116,465

Property and equipment, net	56,827	63,370
Other long-term assets	24,740	30,941
TOTAL ASSETS	$ 215,418	$ 210,776

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Borrowings under revolving credit facilities	$ 46,552	$ 82,017
Current maturities of long-term debt	1,692	1,692
Other current liabilities	82,154	50,236
Total current liabilities	130,398	133,945

Long-term debt, less current maturities	4,471	7,255
Capital lease obligations, less current maturities	19,543	19,670
Subordinated debt	29,356	27,788
Other long-term liabilities	10,704	9,505
TOTAL LIABILITIES	194,472	198,163

Stockholders' equity	20,946	12,613
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 215,418	$ 210,776